Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners, Inc. Announces Closing of Previously Announced Public Offering

CORAL GABLES, FL, April 8, 2014 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today reported that it has closed its previously announced public offering of shares of its common stock. The Company sold 13,023,750 shares of its common stock in the offering, including 1,698,750 shares that were issued upon the exercise by the underwriters of their overallotment option. The offering price was $2.21 per share, and the net proceeds from the sale of the shares is expected to be $26.8 million. Piper Jaffray & Co. acted as the sole book-running manager for the offering, Roth Capital Partners acted as co-lead manager, and H.C. Wainwright & Co., LLC acted as co-manager with respect to the offering.

Patrick J. McEnany, Catalyst’s Chairman and CEO, stated: “We are pleased to have completed this financing, which allows us to continue our development activities of both Firdapse™ and CPP-115, and to begin our pre-commercialization activities for Firdapse™. We are also excited that a significant number of high quality fundamental life science investors participated in our offering.”

The shares were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-193699) filed pursuant to the Securities Act of 1933, as amended, which was previously filed with, and declared effective by, the Securities and Exchange Commission. A prospectus supplement related to the filing has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin and Catalyst assumed management of the Phase 3 pivotal trial, initiated by BioMarin. Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission. For more information, please visit www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the anticipated timing of the receipt of top-line results from the double-blind, placebo-controlled portion of the Phase 3 trial of Firdapse™, whether historic metrics of patients enrolled in the trial who complete the run-in phase of the trial and are randomized into the double-blind, placebo-controlled portion of the trial will continue to apply, such that at least 36 patients will be randomized into the double-blind, placebo-controlled portion of the trial from the patients already enrolled in the trial, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive an approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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Media/Investor Contacts	Company Contact

David Connolly or Aurora Krause	Patrick J. McEnany
LaVoie Health Science	Catalyst Pharmaceutical Partners, Inc.
(617) 374-8800	Chief Executive Officer
dconnolly@lavoiegroup.com	(305) 529-2522
akrause@lavoiegroup.com	pmcenany@catalystpharma.com